GMAC Commercial Mortgage Corporation
150 South Wacker Drive, 28th Floor
Chicago, IL  60606
Tel. 312-499-5400
Fax  312-499-5406

GMAC Commercial Mortgage (LOGO)


GMAC Commercial Mortgage Securities, Inc. Series 1999-C3
Annual Statement as to Compliance
For the Year Ended December 31, 1999

Pursuant to Section 3.13 of the Pooling and Servicing Agreement governing the referenced transaction, I hereby attest that:

v. A review of the activities of GMAC Commercial Mortgage Corporation as Master Servicer during the period, and of its performance under this Pooling and Servicing Agreement, has been made under my supervision.

vi. To the best of my knowledge, based on such review, GMAC Commercial Mortgage Corporation as Master Servicer, has fulfilled in all material respects its obligations under this Pooling and Servicing Agreement throughout the period.

v. GMAC Commercial Mortgage Corporation, as Master Servicer, has received no notice regarding qualifications, or challenging the status, of the Trust Fund as a REMIC or of the Grantor Trust as a "grantor trust" under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.


BY:
     Gary Severyn
     Senior Vice President
     GMAC Commercial Mortgage Corporation

Date:
     4/15/2000